UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 12, 2007
SAVE THE WORLD AIR, INC.

(Exact name of registrant as specified in charter)

Nevada (State or other jurisdiction of incorporation)	0-29185 (Commission File Number)	52-2088326 (IRS Employer Identification No.)
5125 Lankershim Boulevard, North Hollywood, California 91601
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (818) 487-8000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (d) On February 12, 2007, the Board of Directors of the Company amended the By-Laws to increase the size of the Board of Directors from a range of from one to eight directors to a range of from three to nine directors and fixed the number of directors at nine. The Board of Directors then elected Nathan Shelton, Steven Bolio and Dennis Kenneally as members of the Board of Directors.
     Nathan Shelton purchased Hurst Performance Products in January 2007 and is serving as its non-executive Chairman. Prior to that, he became part of the acquisition team to purchase B&M Racing and Performance Products in mid-year 2005, B&M in July of 2005, and McLeod Industries in April 2006. He serves as non-executive Chairman for both B&M and McLeod Industries overseeing all sales and marketing. Nathan also started SS Sales and Marketing in June of 2003 and is President of that company. Nathan has a long standing association with the Specialty Equipment Market Association (“SEMA”) where he has served on the Scholarship Committee, the SEMA Jobber/Retailer task force and the SEMA Hall of Fame Placement Committee. He served as SEMA Immediate Past Chair from July 2003 through 2005 and also served and worked full time as SEMA Chairman from July 2001 through June 2003.
     Steven Bolio is currently an active partner in the manufacturers’ rep. agency of Scafidi-Bolio and Associates where he is the Chief Administrator. He has been working full time with this company from 2001 to the present. Prior to that, he was elected to and still serves on the Specialty Equipment Market Association (“SEMA”) Light Truck Accessory Association Select Committee. He served on the SEMA Manufacturers Rep Council Select Committee from 2004 to 2006 and as a SEMA Executive Committee Member from 2001 to 2003. He has also served as a Board member of SEMA. On November 6, 2003, he was named SEMA Person of the Year and, on November 2, 2006, he was inducted into the SEMA Hall of Fame.
     Major General Dennis M. Kenneally (retired) from the United States Army with the rank of Major General after 43 years of service. He is currently on the Board of Maytag Aircraft Corporation, part of Mercury Air Group of companies since January 2007. Prior to that, he was appointed by the Governor as the Assistant Chief of the Bureau of Automotive Repair which has oversight responsibility for all smog programs and automotive repair shops in California among other functions from May 2006 to his retirement from the State service in December 2006. Prior to that, he was appointed by Governor Schwarzenegger as the Executive Director of California State Parole Board (Board of Parole Hearings) from August 2005 to May 2006. Prior to that, Dennis Kenneally was a consultant to the CEO of Maxim Systems, a Department of Defense Contractor specializing in intelligence systems from December 2004 to August 2005. Prior to that, he was recalled to serve in the U.S. Army (reserve forces) after the September 11, 2001 attacks and served for three years from 2002 to 2004.

     The committee appointments, if any, of these newly appointed directors, have not yet been determined by the full Board of Directors. The Board of Directors has made no determination as to the independence of any of these newly appointed directors. A description of the transactions, if any, during the past two years to which the Company was or is to be a party and in which these directors had or is to have a material interest is not presently available, except that the Company is a party to a Marketing Representative Agreement with SS Sales and Marketing, Inc., founded by Mr. Shelton, pursuant to which the Company receives certain marketing services. The Company will file an amendment to this 8-K after such information, if any, is determined or becomes available.
Item 9.01 Financial Statements and Exhibits
     None
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 16, 2007	SAVE THE WORLD AIR, INC.
	By:	/s/ Bruce McKinnon
Bruce McKinnon
Chief Executive Officer and President